Exhibit 99.1
Planet Fitness Announces Key Year-End Metrics
Membership Growth of 1.7 Million since Year End of 2022
Full Year System-Wide Same Store Sales Increase of 8.7%
165 New Planet Fitness Stores
Equipment placed in 135 new franchised locations
Company to discuss operating metrics in fireside chat at the ICR Conference on Tuesday, January 9, 2024

HAMPTON, N.H., January 8, 2024 /PRNewswire/ – Planet Fitness, Inc. (NYSE: PLNT), one of the largest and fastest-growing franchisors and operators of fitness centers with more members than any other fitness brand, today provided an overview of key year-end operational metrics.

As of December 31, 2023, Planet Fitness grew its membership to approximately 18.7 million members, an increase of 1.7 million since the end of 2022, and full year system-wide same store sales increased by 8.7 percent. Additionally, in 2023, the Company placed equipment in 135 new franchised locations and opened 165 new Planet Fitness stores, including 18 corporate-owned locations, bringing system-wide total stores to 2,575.

“We are pleased to have delivered another strong year of member growth, demonstrating important momentum for our business, and continued recovery from the impact of COVID interruptions. Our New Growth Model, which reduces the capital requirements for opening and operating a Planet Fitness location, underscores our focus on utilizing a disciplined, data-driven approach to improving store level returns. As we navigate a dynamic macro-economic environment, we remain committed to delivering long-term sustainable growth while balancing the needs of all stakeholders, including the franchisor, franchisees, shareholders, and most importantly, our members,” said Craig Benson, Interim Chief Executive Officer. “The search for our new CEO is well underway. The Board is focused on finding a leader they believe will guide us in capturing the growth opportunities that lie ahead.”

Full Year Results

The Company plans to release its full fiscal year 2023 results and a 2024 outlook on February 22, 2024.

Live Webcast

Management's previously announced fireside chat presentation at the 2024 ICR Conference is scheduled for January 9, 2024, at 1:00 pm Eastern Time.

Exhibit 99.1
A live webcast of the presentation will be available at http://investor.planetfitness.com.

About Planet Fitness
Founded in 1992 in Dover, NH, Planet Fitness is one of the largest and fastest-growing franchisors and operators of fitness centers in the world by number of members and locations. As of December 31, 2023, Planet Fitness had approximately 18.7 million members and 2,575 stores in 50 states, the District of Columbia, Puerto Rico, Canada, Panama, Mexico and Australia. The Company's mission is to enhance people's lives by providing a high-quality fitness experience in a welcoming, non-intimidating environment, which we call the Judgement Free Zone®. More than 90% of Planet Fitness stores are owned and operated by independent business men and women.

Investor Contact:
Stacey Caravella, Planet Fitness
investor@planetfitness.com
603-750-4674

Media Contact:
McCall Gosselin, Planet Fitness
mccall.gosselin@pfhq.com
603-957-4650
2